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                                     EXHIBIT 23.1


                          CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statements of Jacor Communications, Inc. on Forms S-8 (File No . 33-65126, File No.33-10329 and File No. 33-56385) and on Forms S-3 (File No. 33-53612, File No. 333-06639 and File No. 333-16469) of our report dated November 15, 1996, on our audits of the combined financial statements of the Selected Gannett Radio Stations as of December 31, 1995 and September 29, 1996, and for the years ended December 25, 1994 and December 31, 1995 and for the nine month period ended September 29, 1996, which report is included in this Current Report on Form 8-K.


COOPERS & LYBRAND L.L.P.
Cincinnati, Ohio
December 12, 1996